                                                                        EXHIBIT 10.1

Summary of Talk America Holdings, Inc. Non-Employee Director Compensation
(Effective as of January 1, 2006)

Cash Compensation

Annual Retainer:                                                    $40,000

Annual Chair Fees:

  Non-Employee Chairman of the Board            $40,000
Audit Committee Chair                 $ 5,000

Equity Compensation

Each year, non-employee directors may receive award(s) for a number of shares granted by the Board. Subject to limits in the various Company Plan terms, the Board has the discretion to determine the form and terms of awards to non-employee directors.

Other Information

Non-employee directors' compensation is paid based on a January to December annual period. The cash annual retainer and annual Chairman of the Board fees are each paid in equal quarterly installments; the Audit Committee Chair fee is payable in one lump sum. Talk America Holdings, Inc. reimburses directors for their travel and related expenses in connection with attending Board and Board committee meetings and Board- and committee-related activities. The non-employee Chairman of the Board is also provided with access to and use of an office and related services in the Company’s offices and cellular phone service and, provided with, or reimbursed for the costs of, health benefits comparable to those provided to senior executive officers of the Company.